U.S. SECURITIES AND EXCHANGE COMMISSION
                                 Washington, D.C. 20549

                INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

                                         FORM 3

       Filed pursuant to Section 16(a) of the  Securities  Exchange Act of 1934,
       Section  17(a)  of the  Public  Utility  Holding  Company  Act of 1935 or
       Section 30(f) of the Investment Company Act of 1940

1.     Name and Address of Reporting Person

       Elliott Associates, L.P.
       712 Fifth Avenue
       New York, New York 10019

2.     Date of Event Requiring Statement (Month/Day/Year)

       2/2/99

3.     IRS or Social Security Number of Reporting Person (Voluntary)

4.     Issuer Name and Ticker or Trading Symbol

       Bradlees, Inc. (BRAD)

5.     Relationship of Reporting Person to Issuer (Check all applicable)

       [ ] Director [ ] Officer  (give title below) [ ] Chairman [x] 10% Owner
          [  ] Other (specify below)

6.     If Amendment, Date of Original (Month/Day/Year)

       2/3/99 (as amended on 2/4/99)

7.     Individual or Joint/Group Filing (Check applicable line)

       [x] Form filed by one Reporting Person [ ] Form filed by more than one Reporting Person


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Table I          Non-Derivative Securities Beneficially Owned


1.     Title of Security (Instr. 4)

       (a)   Common Stock

       (b)   9% Convertible Notes

2.     Amount of Securities Beneficially Owned (Instr. 4)

       (a)   463,109

       (b)   $378,000 principal amount

3. Ownership Form: Direct (D) or Indirect (I) (Instr. 5)

       (a)   D

       (b)   D

4.     Nature of Indirect Beneficial Ownership (Instr. 4)

             Not applicable.


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.


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Table II  -  Derivative Securities Beneficially Owned (e.g. puts, calls, warrants, options, convertible securities)


1.     Title of Derivative Security (Instr. 4)


2.     Date Exercisable and Expiration Date (Month/Day/Year)

       Date Exercisable

       Expiration Date

3.     Title and Amount of Securities Underlying Derivative Security (Instr. 4)

       Title

       Amount or Number of Shares

4.     Conversion or Exercise Price of Derivative Security


5. Ownership Form of Derivative Security: Direct (D) or Indirect (I) (Instr. 5)


6.     Nature of Indirect Beneficial Ownership (Instr. 5)

Explanation of Responses:


** Intentional misstatement or omissions of facts constitute Federal Criminal Violations See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

             ELLIOTT ASSOCIATES, L.P.


             By: /s/ Paul E. Singer                        March 16, 1999
                  Paul E. Singer, General Partner

                  **Signature of Reporting Person          Date


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